Exhibit 99:

JOINT PRESS RELEASE

For further information please contact:

F. Scott Bauer
Chairman, President and Chief Executive Officer
Southern Community Financial Corporation
(336) 768-8500

James O. Frye
Chairman, President and Chief Executive Officer
The Community Bank
(336) 368-9025

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation

                                                         to acquire The Community Bank.

          Winston-Salem, North Carolina, July 30, 2003 – Southern Community Financial Corporation, the holding company for Southern Community Bank and Trust (Nasdaq: SCMF and SCMFP), and The Community Bank (OTC Bulletin Board: CKPM) jointly announced today the execution of a definitive agreement in which Southern Community will acquire The Community Bank in a fixed exchange of cash and stock. The Community Bank, founded in 1987 and headquartered in Pilot Mountain, North Carolina operates 10 community banking offices throughout Surry, Rockingham, Stokes, Iredell and Yadkin counties, North Carolina.

          The transaction, approved by the directors of both companies, is valued at approximately $76 million and is expected to close in the fourth quarter of 2003. The total value at closing may rise or fall based on the average per share price of Southern Community Financial common stock for a fifteen-day period shortly prior to closing. Under the terms of the agreement, stockholders of The Community Bank will be entitled to receive cash, shares of Southern Community Financial common stock, or a combination of cash and shares of Southern Community Financial subject to election and allocation procedures which are intended to ensure that, in the aggregate, approximately 20% of the total consideration will be cash and 80% of the total consideration will be Southern Community Financial common stock. Subject to adjustment for the exercise of The Community Bank stock options prior to closing, Southern Community will pay an aggregate of approximately $15.2 million in cash and issue approximately 6.4 million shares of its common stock. The total per share consideration is expected to be the sum of $9.49 plus 0.8 times 5.00 shares of Southern Community Financial common stock times the average price of Southern Community Financial common stock during a period of time shortly before closing. At time of announcement the total per share value is $47.45 based on an average price of $9.49 for Southern Community common stock.

          In announcing the agreement, F. Scott Bauer, Southern Community’s Chairman, President and Chief Executive Officer, said, “We look forward to The Community Bank joining Southern Community.

They have great people committed to the same philosophy of service and quality. Together we will operate a franchise with significant market share in the Piedmont Triad and contiguous counties. The Community Bank has an enviable track record of producing superior financial returns for shareholders.”

          The combination will greatly enhance Southern Community’s deposit market share in the Piedmont Triad region, which is part of the largest Metropolitan Statistical Area in North Carolina. This transaction will give Southern Community a No. 3 market share position in Stokes County with approximately 18% of the market and a No. 5 market share position in Surry County with 10.14% total market share in addition to its existing No. 5 position in Forsyth County.

          The Community Bank had total assets of $241.8 million, deposits of $200.6 million, loans of $157.7 million, investment securities of $62.4 million and $25.5 million of stockholders’ equity at June 30, 2003. The Community Bank presently operates banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina.

          James O. Frye, Chairman, President and Chief Executive Officer of The Community Bank, stated, “Our decision to combine with Southern Community Financial was carefully considered in light of the interests of our shareholders, customers, and employees. We are pleased to be joining an institution that has operated at such a high level of performance and demonstrated a genuine commitment to customer service.”

          The merger is anticipated to close late in the 4th quarter of 2003 and is conditioned upon receiving the requisite regulatory and shareholder approvals. Subsequent to the close, The Community Bank will operate as a separate subsidiary bank of Southern Community Financial Corporation for a period of one year. The transaction is expected to be accretive to earnings in the first year based on easily achievable and very conservative cost savings assumptions.

          Southern Community will host a conference call for investors, analysts and other interested parties on Wednesday, July 30, 2003 at 2:00 p.m. EST to discuss the transaction. All interested parties are welcome to access the conference call by dialing 1-800-223-9488, reference pass code SCBT730. Participants are asked to call in a few minutes prior to the call in order to register for the event. Southern Community has prepared an investor presentation to accompany the audio call. During and after the call, the presentation can be accessed on Southern Community’s website at www.smallenoughtocare.com under Investor Relations. A replay of the call will be available until August 7, 2003 by calling 1-800-839-4197.

          Southern Community Financial is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

          Southern Community Financial Corporation’s common stock and convertible trust preferred are listed on the NASDAQ National Market under the trading symbol SCMF and SCMFP, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

          Ryan Beck & Co. acted as financial advisor to Southern Community and Scott & Stringfellow acted as financial advisor to The Community Bank.

          This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

*end of release*